Exhibit 99.1

Carbon Black Appoints Vanessa Pegueros to Board of Directors

Pegueros brings technology leadership and business experience to the company

Longtime board member and founder of Highland Capital Partners LLC, Paul Maeder, vacates seat

WALTHAM, Mass. — February 6, 2019 ––Carbon Black (NASDAQ: CBLK), a leader in next-generation endpoint security delivered via the cloud, today announced that Vanessa Pegueros, a seasoned technology leader and security executive, has joined Carbon Black’s board of directors. Pegueros currently serves as Vice President and Chief Information Security Officer (CISO) for DocuSign, Inc. (NASDAQ: DOCU).

Throughout her distinguished career, Pegueros has held numerous senior security executive positions, including roles at U.S. Bank, Expedia, Inc., Washington Mutual, Inc., Cingular Wireless and AT&T Wireless.  Pegueros has an MBA from Stanford University, a M.S. in Telecommunication from the University of Colorado, and a B.S. in Engineering from University of California, Berkeley.

“We’re pleased to welcome Vanessa to the Carbon Black board of directors as we continue our mission to keep the world safe from cyberattacks,” said Carbon Black President and CEO Patrick Morley.  “Vanessa is a strong leader with a wealth of technology experience. Her impressive security background is a perfect complement to our board as we continue to scale the company and drive global growth.”

“Patrick and the Carbon Black team have an excellent track record of innovation and have worked hard to grow the company while disrupting the legacy endpoint security market,” said Pegueros. “Carbon Black is a trusted leader in endpoint security, and I’m eager to work with this team as we take advantage of the significant market opportunities ahead.”

Pegueros joins the board as Paul Maeder, General Partner and Founder of Highland Capital Partners LLC, vacates his seat. Maeder has served as a member of Carbon Black’s board of directors since September 2015, after an initial stint from 2006 to 2011, offering valued guidance through key company milestones, including its 2018 IPO.

“We are grateful to Paul for his advice and counsel spanning the years,” said Morley. “His experience in guiding early stage companies and deep understanding of the software industry have been invaluable to Carbon Black’s success.”

“It’s been a true pleasure to watch Carbon Black lead and innovate in the endpoint security market over the years,” said Maeder. “Carbon Black has a great future ahead and I know that Vanessa will bring valuable perspective to her peers on the board.”

To learn more about Carbon Black’s Board of Directors, visit: https://www.carbonblack.com/company/team/.

About Carbon Black

Carbon Black (NASDAQ: CBLK) is a leading provider of next-generation endpoint security delivered via the cloud. Leveraging its big data and analytics cloud platform – the CB Predictive Security Cloud – Carbon Black consolidates prevention, detection, response, threat hunting and managed services into a single platform with a single agent and single console, making it easier for organizations to consolidate security stacks and achieve better protection. As a cybersecurity innovator, Carbon Black has pioneered multiple endpoint security categories, including application control, endpoint detection and response (EDR), and next-generation antivirus (NGAV) enabling customers to defend against the most advanced threats. More than 4,600 global customers, including one-third of the Fortune 100, trust Carbon Black to keep their organizations safe.

Carbon Black and CB Predictive Security Cloud are registered trademarks or trademarks of Carbon Black, Inc. in the United States and/or other jurisdictions.

Contacts

Investor Relations

Brian Denyeau, ICR

investorrelations@carbonblack.com

646-277-1251

Media Relations

Ryan Murphy, Carbon Black

Senior PR Manager

rmurphy@carbonblack.com

917-693-2788